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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                          NORTHFIELD LABORATORIES INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                  [LETTERHEAD OF NORTHFIELD LABORATORIES INC.]


FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 24, 2000


              NORTHFIELD LABORATORIES REPORTS FISCAL 2000 RESULTS;
                          TO HOST ANNUAL MEETING ONLINE

EVANSTON, ILLINOIS, AUGUST 24, 2000 -- NORTHFIELD LABORATORIES INC. (NASDAQ/NMS:
NFLD), a leading developer of an oxygen-carrying blood substitute for trauma and elective surgery applications, reported a loss, as anticipated, for its fourth quarter and fiscal year ended May 31, 2000. As a development-stage company, Northfield has no revenues.

FINANCIAL PERFORMANCE
For fiscal 2000, Northfield's net loss was $9.2 million, or $0.64 cents per basic share, versus $7.4 million, or $0.53 cents per basic share, last year. The increase in the loss per basic share was the result of the increased expense of conducting Northfield's clinical trials, increased expenditures for validation services and the expansion of the company's manufacturing organization and facilities.

Northfield expects that research and development expenses will continue to increase significantly in the foreseeable future. These increases are attributable to anticipated future clinical trials, monitoring and reporting the results of these trials and continuing process development associated with improving the company's manufacturing capacity to permit commercial-scale production of PolyHeme.

For the fourth quarter, Northfield reported a loss of $2.4 million, or $0.17 cents per basic share, compared with a loss of $2.3 million, or $0.16 cents per basic share, in the year-earlier period.





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NORTHFIELD LABORATORIES INC.
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FINANCIAL POSITION
On May 31, 2000, the company reported shareholders' equity of $40.1 million, with $38.3 million in cash and marketable securities. Management believes Northfield's existing capital resources will be adequate to satisfy the company's operating capital requirements and maintain its existing manufacturing plant and office facilities for approximately 24 to 36 months.
However, anticipated capital requirements may change materially dependent on the results of Northfield's clinical testing of PolyHeme, the establishment of relationships with strategic partners, changes in the scale, timing or cost of the company's commercial manufacturing facility, competitive and technological advances, the FDA regulatory process, changes in its marketing and distribution strategy or other factors.

ANNUAL MEETING TIME CHANGED; PRESENTATION TO BE HELD ONLINE
As previously announced, Northfield Laboratories' annual meeting will take place on October 12, 2000. The time has been changed to 9:00 a.m. Central Time, from 2:00 p.m. This meeting is held strictly for the purpose of voting on the matters described in Northfield's proxy material, and only questions relating to those matters will be addressed during that session.

Separately, at 10:00 a.m. the same day, a discussion of the company's performance and prospects will be held online. Access to this presentation will only be available electronically or by telephone. Interested parties may log on to www.vcall.com or www.northfieldlabs.com at the designated time. The toll-free conference call dial-in number is 800-982-3654 for those wishing to listen via telephone. The online conference will allow shareholders to simultaneously receive an update on the company and access to management's remarks. Questions for the question-and-answer session should be submitted in writing or via electronic mail during the period leading up to the annual meeting. Please email all questions to investor@frb.bsmg.com, or mail inquiries to Investor Relations at the company's address.

The company believes PolyHeme is the only blood substitute undergoing clinical trials that has been tested at large enough dosages to be considered for the treatment of acute blood loss in trauma and surgical settings. As a result of the process used to manufacture PolyHeme, essentially a solution of polymerized hemoglobin, PolyHeme has a longer shelf life than blood and requires no cross matching.

Northfield Laboratories was founded in 1985. The company is headquartered in Evanston, Illinois, and its stock is traded on the Nasdaq National Market System under the symbol NFLD.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks include, among others: competition from other blood substitute products; the company's ability to obtain regulatory approval to market PolyHeme commercially; the company's ability to successfully market and sell

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NORTHFIELD LABORATORIES INC.
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PolyHeme; the company's ability to manufacture PolyHeme in sufficient quantities; the company's ability to obtain an adequate supply of raw materials; the company's ability to maintain intellectual property protection for its proprietary product and to defend its existing intellectual property rights from challenges by third parties; the availability of capital to finance planned growth; and the extent to which the hospitals and physicians using PolyHeme are able to obtain third-party reimbursement, as described in the company's filing with the Securities and Exchange Commission.


 FOR MORE INFORMATION ON NORTHFIELD LABORATORIES INC. VIA FACSIMILE AT NO COST,
          SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE COMPANY CODE NFLD.

             VISIT THE NORTHFIELD WEBSITE AT: www.northfieldlabs.com

                               TABLES TO FOLLOW...








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NORTHFIELD LABORATORIES INC.
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                          NORTHFIELD LABORATORIES INC.
                      (a company in the development stage)

                                 BALANCE SHEETS
                          MAY 31, 2000 AND MAY 31, 1999
                                 (IN THOUSANDS)

                                                    MAY 31,      MAY 31,
                                                     2000         1999
                                                  ----------   ----------
ASSETS
Current assets:
     Cash                                         $  15,154    $  25,856
     Short-term marketable securities                23,129       21,705
     Prepaid expenses                                   409          302
     Other current assets                               506          269
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Total current assets                                 39,198       48,132


Plant and equipment, net                              2,456        2,756
Other assets                                             74           75
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Total assets                                      $  41,728    $  50,963
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LIABILITIES AND SHAREHOLDERS' EQUITY
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Current liabilities:
     Accounts payable                             $   1,061    $   1,325
     Accrued expenses                                   174          121
     Accrued compensation and benefits                  251          221
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Total current liabilities                             1,486        1,667

Other liabilities                                       148          125
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Total liabilities                                     1,634        1,792
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Shareholders' equity:
     Capital stock                                      142          142
     Additional paid-in capital                     117,276      117,186
     Deficit accumulated during the                 (77,324)     (68,157)
        development stage
Total shareholders' equity                           40,094       49,171
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Total liabilities and
     shareholders' equity                         $  41,728    $  50,963
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NORTHFIELD LABORATORIES INC.
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                          NORTHFIELD LABORATORIES INC.
                      (a company in the development stage)

                            STATEMENTS OF OPERATIONS
           THREE AND TWELVE MONTHS ENDED MAY 31, 2000 AND MAY 31, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
================================================================================

                                    THREE MONTHS ENDED      TWELVE MONTHS ENDED
                                    MAY 31,     MAY 31,     MAY 31,     MAY 31,
                                     2000        1999        2000        1999
                                   ---------------------------------------------

Revenues - license income          $     --    $     --    $     --    $     --

Costs and expenses:
      Research and development        2,342       2,278       9,193       7,661
      General and administrative        595         562       2,260       2,311
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                                      2,937       2,840      11,453       9,972
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Other income and expense:
      Interest income                   578         561       2,286       2,556
      Interest expense                   --          --          --          --
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                                        578         561       2,286       2,556
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Net loss                           $ (2,359)   $ (2,279)   $ (9,167)   $ (7,416)
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Net loss per share                 $  (0.17)   $  (0.16)   $  (0.64)   $  (0.53)
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Shares used in calculation of
      per share data                 14,242      14,139      14,241      14,115
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